Exhibit (d)(h)(3)
AMENDMENT NO. 1 TO PORTFOLIO MANAGEMENT AGREEMENT
THIS FIRST AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT (the “Amendment”) is made and entered into as of May 1, 2007 by and among Pacific Select Fund (“Fund”), a Massachusetts business trust, Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Advisor”), and BlackRock Investment Management, LLC, a Delaware limited liability company (“Portfolio Manager”).
Witnesseth:
          Whereas, Fund, Investment Advisor and Portfolio Manager are parties to a Portfolio Management Agreement effective the close of business on September 29, 2006 (the “Agreement”);
          Whereas, Fund, Investment Advisor and Portfolio Manager desire to amend the Agreement upon the following terms and conditions;
          Now Therefore, in consideration of the renewal of the premises, promises and mutual covenants contained in the Agreement and herein, and for other good and valuable consideration paid the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is amended as follows:
Paragraph 2 (f) of the Agreement is hereby deleted and replaced with the following:
                    (f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to): (i) designating and providing timely access, on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available telephonically for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event any Portfolio security’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires review to determine if fair valuation is necessary under the Fund’s procedures; (iii) applying to the Portfolio’s assets the procedures adopted by the BlackRock mutual funds (the “BlackRock Funds”) used for valuing the assets of the BlackRock Funds, including in the event that the application of such procedures would result in a determination of fair value with respect to any asset held by the Portfolio where a market quotation is not readily available or is deemed to be unreliable with respect to such asset; (iv) upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; (v) verifying pricing and providing recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (vi) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing copies of such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records. Both parties acknowledge that any pricing information provided by Portfolio Manager hereunder is for informational purposes only and does not constitute recommendations by the Portfolio Manager for the pricing of any securities referenced.

Pacific Select Fund

By: Name:	/s/ Mary Ann Brown Mary Ann Brown	Attested By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Senior Vice President	Title:	Vice President & Secretary

Pacific Life Fund Advisors LLC

By: Name:	/s/ Howard Hirakawa Howard Hirakawa	Attested By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Vice President	Title:	Vice President & Secretary

BlackRock Investment Management, LLC

By: Name:	/s/ Denis R. Molleur Denis R. Molleur	Attested By: Name:	/s/ David A. Moong David A. Moong
Title:	Managing Director	Title:	Director